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CONFIDENTIAL                                                      EXECUTION COPY
- ------------                                                      --------------

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                              --------------------

          THIS AMENDED AND RESTATED AGREEMENT, made effective as of July 22, 1994, by and between Northwestern Steel and Wire Company, an Illinois corporation ("COMPANY"), with its principal office in Sterling, Illinois, and Robert N. Gurnitz ("EXECUTIVE"), an individual residing in Rockford, Illinois;

          WHEREAS, the Company and the Executive entered into an Employment Agreement ("ORIGINAL AGREEMENT") dated November 29, 1990; and

          WHEREAS, the Company wishes to retain the services of the Executive as its Chairman, President and Chief Executive Officer for the remainder of, and beyond, the period provided in the Original Agreement, and the Executive is willing to continue to so serve.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto amend and restate the Original Agreement, effective as stated above, as follows:

          1. EMPLOYMENT. The Company agrees to employ the Executive and the Executive agrees to serve in the employ of the Company, for the period stated in
Section 3 hereof and upon the other terms and conditions herein provided.

          2. POSITION. The Company employs the Executive and the Executive agrees to serve as its Chairman, President and Chief Executive Officer.

          3.  TERM AND DUTIES.

          (a) TERM OF EMPLOYMENT. The period of the Executive's employment under the Original Agreement commenced as of January 1, 1991 and, unless earlier terminated

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in accordance with Section 5 hereof, was to (and shall) continue for a period of sixty (60) months thereafter. After the end of the period described in the immediately preceding sentence, the Executive's employment shall continue without a fixed term under the provisions of this Amended and Restated
Employment Agreement ("AGREEMENT"), unless earlier terminated in accordance with
Section 5 hereof.

          (b) DUTIES. During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder. The Executive shall perform such duties as are necessary to carry out his responsibilities as Chairman, President and Chief Executive Officer, including such duties as may be assigned to him from time to time by the Board of Directors of the Company.

          4.  COMPENSATION AND REIMBURSEMENT OF EXPENSES.

          (a) COMPENSATION. For all services rendered by the Executive in any capacity during his employment under this Agreement, including, without limitation, services as an executive, officer, director, or member of any committee of the Company or of any subsidiary, affiliate or division thereof, the Company shall pay the Executive base salary at the annual rate of at least Three Hundred Five Thousand Dollars ($305,000) per calendar year. Such base salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

          (b) INCENTIVE COMPENSATION. In addition to the base salary provided in Section 4(a), the Executive shall be entitled to receive annual performance bonuses in accordance with target awards established for the Executive under the Northwestern Steel and Wire Company Management Performance Incentive Plan ("PERFORMANCE INCENTIVE PLAN"),

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subject to the achievement of performance goals and other terms and conditions applicable to the Executive under such plan. The annual target bonus from time to time established for the Executive under the Performance Incentive Plan shall be at least One Hundred Ninety-Five Thousand Seven Hundred Dollars ($195,700) per calendar year. In addition, the Executive shall be entitled to participate in the Northwestern Steel and Wire Company 1992 Management Stock Option Plan, in the Northwestern Steel and Wire Company 1994 Long-Term Incentive Plan and in any other incentive compensation and bonus programs maintained by the Company from time to time for the benefit of the senior executives of the Company, in each case subject to the terms and conditions of the particular plan.

          (c) WELFARE BENEFITS. The Executive shall be eligible for and shall participate in any welfare or fringe benefit program or plan maintained from time to time by the Company upon the same terms and subject to the same conditions upon which participation in such plans is generally made available to other key executives of the Company.

          (d) REIMBURSEMENT OF EXPENSES. The Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in the performance of his obligations under this Agreement.

          (e) EMPLOYMENT STOCK OWNERSHIP PLAN. The Executive acknowledges that he is not now and will not become eligible to participate in or receive benefits under the Northwestern Steel and Wire Company Employee Stock Ownership Plan ("ESOP").

          (f) SUPPLEMENTAL FUNDS FOR RETIREMENT ANNUITY. The Company previously agreed to apply, on each of the first five anniversary dates of the Executive's commencement of employment under the Original Agreement, the sum of Fifteen Thousand Dollars ($15,000) to the purchase of a joint and survivor retirement annuity for the benefit of the Executive to provide the Executive with a supplemental retirement benefit commencing on

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the Executive's 65th birthday and continuing for the remainder of the
Executive's life with 50% of such benefit continuing for the life of the Executive's surviving spouse. Pursuant to an understanding of the parties, such amounts instead have been paid directly to the Executive for use in establishing his own retirement program. Since a nonqualified supplemental retirement program will be established for the Executive (in accordance with Section 4(g) below), no additional amounts shall accrue for the Executive under this Section 4(f) after the effective date of this Agreement. The portion of the fourth installment (due on January 1, 1995 under the above terms of this Section 4(f)) that had accrued through the effective date of this Agreement shall be determined (as provided below in this Section 4(f)) and paid to the Executive on January 1, 1995 as provided above. The amount of such fourth installment shall be Eight Thousand Three Hundred Forty Two Dollars ($8,342), which amount is the result of multiplying Fifteen Thousand Dollars ($15,000) by a fraction, the numerator of which is the number of days elapsed in calendar year 1994 through the effective date of this Agreement and the denominator of which is the total number of days in such year.

          (g) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company shall establish a nonqualified supplemental executive retirement plan ("SERP") for the benefit of the Executive which SERP (described in the document attached as Exhibit A) shall provide (x) the additional benefits which would have been payable to the Executive under Pension Plan B of Northwestern Steel and Wire Company ("PENSION PLAN") and (y) amounts equal to the additional matching contributions and employer nonelective contributions which would have been made by the Company under the Northwestern Steel and Wire Company 401(k) Salary Deferral Plan ("401(k) PLAN"), if:

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         (i)   in each case, the limitations placed on compensation, benefits and contributions by Sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code of 1986, as amended ("CODE"), did not apply;

         (ii) in the case of the 401(k) Plan, the Executive were entitled to a matching contribution (on the same basis as the matching contributions provided on the Executive's pre-tax contributions under the 401(k) Plan) on his after-tax contributions, and to the extent that the after-tax contributions which the Executive is permitted to make for a plan year under the 401(k) Plan do not provide matching contributions at least equal to two percent (2%) of the Executive's compensation in excess of the then applicable Code Section 401(a)(17) limit, the Executive also shall be credited with such difference as additional amounts under the Plan; and

         (iii) the Executive were credited with his prior industrial service which shall be deemed to be equivalent to an additional 1-1/2 years of service (credited as "continuous service" for purposes of the Pension Plan and as "Benefit service" for purposes of the 401(k) Plan) for each year of his actual service on or after the effective date of this Agreement through his attainment of age 65.

The additional benefits and contributions that the Company agrees under this
Section 4(g) to provide the Executive under the SERP shall not be affected by
(A) the termination or freeze of either the Pension Plan or the 401(k) Plan, (B) the reduction of benefits under the Pension Plan or (C) the reduction of contributions under the 401(k) Plan.

          (h) SUPPLEMENTAL DISABILITY BENEFITS. The Company shall purchase for the benefit of the Executive a standard disability income policy which will provide the

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Executive, when fully integrated with social security, with a disability income benefit of $100,000 per annum commencing one hundred eighty (180) days after the Executive becomes permanently disabled and continuing until the Executive's 65th birthday.

          (i) SUPPLEMENTAL LIFE INSURANCE. The Company shall pay to the Executive as additional compensation an amount equal to the annual premium with respect to National Life Insurance Company Policy #2078081 that is paid by the Executive on each policy anniversary date which occurs while this Agreement shall be in effect. Such life insurance policy provides life insurance in the amount of One Million Dollars ($1,000,000) on the life of the Executive.

          (j) COUNTRY CLUB. While this Agreement shall be in effect, the Company shall pay on behalf of the Executive all membership fees, including bond and annual dues, necessary for the Executive to remain a member in good standing in a country club located in Rock Falls, Illinois.

          (k) SUPPLEMENTAL MAJOR MEDICAL COVERAGE. The Company shall purchase for the benefit of the Executive and his spouse a supplemental major medical policy which wraps around the Company's general hospitalization and major medical coverage and provides, while this Agreement shall be in effect, for additional maximum lifetime major medical coverage of at least One Million Dollars ($1,000,000).

          (l) AUTOMOBILE. While this Agreement shall be in effect, the Executive will receive use of a Company car, in accordance with current Company practices.

          5.  TERMINATION OF EMPLOYMENT AND COMPENSATION UPON TERMINATION.

          (a) NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other party thereto in accordance with Section 14 hereof. For purposes of this
Section 5, (i) the Executive's annual

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base salary as then in effect or annualized base salary as then in effect shall at all times be deemed to be at least Three Hundred Five Thousand Dollars ($305,000) and (ii) the Executive's annual target bonus as then in effect shall at all times be deemed to be at least One Hundred Ninety-Five Thousand Seven Hundred Dollars ($195,700).

          (b) DATE OF TERMINATION, ETC. "DATE OF TERMINATION" shall mean the date specified in the Notice of Termination (which shall not be less than thirty
(30) nor more than sixty (60) days from the date such Notice of Termination is given).

          (c) TERMINATION BY COMPANY OTHER THAN FOR CAUSE OR DISABILITY OR BY THE EXECUTIVE FOR GOOD REASON. If the Executive's employment hereunder is terminated by the Company other than for Cause (as hereinafter defined) or Disability (as hereinafter defined), or if the Executive terminates his employment hereunder for Good Reason (as hereinafter defined), the Company shall provide for the termination benefits described below in this Section 4(c).

          The Company shall (i) pay to the Executive in a single lump sum on the Date of Termination an amount equal to the sum of (y) the Executive's annualized base salary as then in effect plus (z) the Executive's annual target bonus as then in effect, (ii) continue to provide the Executive with all benefits described in Sections 4(c), (h), (i) and (k) as (and to the extent) then in effect for a period of one year (through the first anniversary of the Executive's Date of Termination) and (iii) make payments of the benefits described in Sections 4(f), 4(g) and 5(k) in accordance with the terms thereof.

          (d) OCCURRENCE OF A CHANGE IN CONTROL. If the Executive's employment hereunder is terminated by the Company for any reason within the two-year period beginning on the date as of which a Change in Control (as hereinafter defined) is determined to have occurred, or if the Executive terminates his employment hereunder for Good Reason within

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the two-year period beginning on the date as of which a Change in Control is determined to have occurred, the Company shall provide for the termination benefits described below in this Section 5(d).

          The Company shall (i) pay to the Executive in a single lump sum an amount equal to the greater of (A) One Million One Thousand Four Hundred Dollars ($1,001,400) and (B) two times the sum of (y) the Executive's annualized base salary as then in effect plus (z) the Executive's annual target bonus as then in effect, (ii) continue to provide the Executive with all benefits described in sections 4(c), (h), (i) and (k) as (and to the extent) then in effect for a period of two years (through the second anniversary of the Executive's Date of Termination) and (iii) make payments of the benefits described in Sections 4(f), 4(g) and 5(k) in accordance with the terms thereof. Any legal fees and related expenses incurred by the Executive to enforce the terms of this Section 5(d) shall be paid or reimbursed by the Company within sixty (60) days of the presentation to the Company of appropriate invoices and receipts for such amounts.

          (e) TERMINATION BY COMPANY FOR CAUSE OR TERMINATION BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay to the Executive his base salary as then in effect through the Date of Termination at the rate in effect at the time the Notice of Termination is given. Except as described in the immediately preceding sentence, the Company shall have no further obligations to the Executive under this Agreement, subject to making payments of the benefits described in Sections 4(f), 4(g) and 5(k) in accordance with the terms thereof.

          (f) TERMINATION BY REASON OF DISABILITY. If, as a result of the Executive's incapacity due to physical or mental injury or illness, the Executive shall be unable for a continuous period of one hundred and eighty
(180) days or more to perform a substantial

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portion of his duties hereunder, and the Executive is eligible for the commencement of disability benefits pursuant to the disability income policy referred to in Section 4(h) of this Agreement, the Company may terminate the Executive's employment for "DISABILITY." If the Executive's employment hereunder is terminated by reason of Disability,

         (i) the Company shall pay to the Executive his base salary as then in effect through the Date of Termination at the rate in effect at the time that the Notice of Termination is given;

         (ii) the Company shall continue to provide the Executive and his spouse with health insurance benefits, including hospitalization, major medical, dental and vision, consistent with that provided by the Company for key employees generally and the supplemental major medical policy provided for in Section 4(k), for the remainder of the Executive's life and his spouse's life; and

         (iii) the Company shall continue to pay on the Executive's behalf or reimburse the Executive for the annual premium with respect to the life insurance policy described in Section 4(i) through December 31, 1995, or, if longer, for a period of one year after such Date of Termination of the Executive's employment for Disability, to the extent such premium is not waived by operation of the disability waiver provision currently contained in such life insurance policy.

Except as described in the immediately preceding sentence, the Company shall have no further obligations to the Executive under this Agreement, subject to making payments of the benefits described in Sections 4(f), 4(g) and 5(k) in accordance with the terms thereof.

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               (g) TERMINATION BY REASON OF DEATH.  If the Executive's
employment hereunder is terminated by reason of his death,

          (i) the Company shall pay to the Executive's estate his base salary as then in effect through the date of his death at the rate in effect at the time of death; and

          (ii) the Company shall continue to provide the Executive's spouse with health related insurance benefits, including (A) hospitalization, major medical, dental and vision consistent with that provided by the Company from time to time for key employees generally and (B) the supplemental major medical policy provided for in Section 4(k), for the remainder of the life of the Executive's surviving spouse.

Except as described in the immediately preceding sentence, the Company shall have no further obligations to the Executive or his estate under this Agreement, subject to making payments of the benefits described in Sections 4(f), 4(g) and 5(k) in accordance with the terms thereof.

          (h) CAUSE. For purposes of this Agreement, "CAUSE" shall mean termination upon (i) the repeated and demonstrable failure by the Executive to substantially perform his duties as Chairman, President and Chief Executive Officer hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) continued after (A) a written demand for substantial performance (a "DEMAND FOR PERFORMANCE") is delivered to the Executive by the Board, which demand specifically and reasonably identifies the manner in which the Board believes that the Executive has not substantially performed his duties and the manner in which the Executive may remedy the situation and (B) the Executive has had a reasonable opportunity to conform his performance to such demand; (ii) the engaging by the Executive in an act or acts of material dishonesty affecting

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the Company; (iii) the engaging by the Executive in conduct which is intentionally materially injurious to the Company, monetarily or otherwise; or
(iv) the violation by the Executive in any material respect of the noncompete or confidential information provisions of Sections 7 and 8 of this Agreement.

          (i) GOOD REASON. For purposes of this Agreement, "GOOD REASON" shall mean, without the express written consent of the Executive, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

         (i) any assignment to the Executive of any duties materially inconsistent with his status as Chairman, President and Chief Executive Officer of the Company, or any material diminution in the Executive's responsibility and authority to supervise and control the general management and operation of the Company's business; provided, however, that no such material diminution shall be deemed to occur by reason of the appointment of a President and Chief Operating Officer reporting to the Chairman and Chief Executive Officer of the Company; or

         (ii) a reduction by the Company in the annual base salary of the Executive as provided in Section 4(a) hereof; or

         (iii) a reduction by the Company in the annual target bonus of the Executive from the amount set forth in Section 4(b) hereof; or

         (iv) any reduction or failure to provide the benefits described in Sections 4(c), (f), (g), (h), (i), (j), (k) or (l) or;

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         (v)   the Executive is not elected to the Board of Directors of the
               Company other than by reason of the Executive's refusal to stand for nomination or election.

          (j) CHANGE IN CONTROL. For purposes of this Agreement, a "CHANGE IN CONTROL" shall occur if:

         (i) a majority of the seats (other than vacant seats) on the Board of Directors of the Company at any time shall be occupied by persons who were neither (A) nominated by Kohlberg & Co., together with its affiliates, nor (B) appointed by directors so nominated; or

         (ii) any person or group other than Kohlberg & Co., together with its affiliates, shall otherwise directly or indirectly possess the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting securities, by contract or otherwise.

The affiliates of Kohlberg & Co. include KNSW Acquisition Company, L.P., a Delaware limited partnership.

          (k) OTHER BENEFITS. In addition to all other amounts payable to the Executive under this Section 5, the Executive shall be entitled to receive all benefits payable to him under any of the Company's employee benefit plans (other than the ESOP referenced in Section 4(e)).

          6. SOURCE OF PAYMENTS. All payments provided pursuant to this Agreement shall be paid from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment; provided, however, that an irrevocable grantor trust subject to claims of the Company's general creditors

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(the so-called "rabbi trust" described in the document attached as Exhibit B)
shall be established as a means of accumulating assets which may be used to satisfy the Company's obligation under the SERP established pursuant to Section 4(g).

          7.   NONCOMPETITION.

          (a) COVENANT. During the Executive's employment hereunder and, for a two-year period following the termination of the Executive's employment hereunder unless such termination is by reason of (i) a termination by the Company without Cause, (ii) a termination by the Company within the two-year period beginning on the date as of which a Change in Control is determined to have occurred, or (iii) a termination by the Executive for Good Reason, the Executive shall not, directly or indirectly, own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, or otherwise, (y) any business, individual, partnership, firm, or corporation (collectively "ENTITY"), or (z) any division, subsidiary or other part of an Entity which is engaged principally in a business which in a material way is at the time in direct competition in the continental United States with the business of the Company, or any subsidiary or affiliate (as defined in General Rules and Regulations promulgated under the Securities Exchange Act of 1934) thereof. Nothing herein, however, shall prohibit the Executive from acquiring or holding any issue of stock or securities of any Entity which has any securities listed on a national securities exchange or quoted in the daily listing of over-the-counter market securities, provided that at any one time he and members of his immediate family do not own more than one percent (1%) of any voting securities of any such Entity.

          Notwithstanding any other provision of this Agreement, if the Executive violates the foregoing paragraph after the expiration of twelve (12) months following the Date of

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Termination, the Company's only remedy will be to cease the continuation of the benefits in Sections 4(c), (h), (i) and (k) as provided for in Section 5(c).

          (b) REPRESENTATIONS OF THE EXECUTIVE. The Executive acknowledges, represents and warrants that (i) in his position as Chairman, President and Chief Executive Officer of the Company he has ready access to confidential information as to the Company's manufacturing processes and techniques, marketing methods and plans, current and potential product lines and customer lists, and knowledge of the present or potential future specific requirements of the Company's major clients, (ii) if he were to directly or indirectly, own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, or otherwise, (y) any Entity or (z) any division, subsidiary or other part of an Entity which is engaged principally in a business which in a material way is at the time in direct competition in the continental United States with the business of the Company, or any subsidiary or affiliate (as defined in Section 7(a) above) thereof during a period when the restrictions contained in Section 7(a) are applicable to him, the Company would be materially injured thereby and (iii) he would be fully able to earn an adequate livelihood if this Section 7 were to be enforced against him.

          8. CONFIDENTIAL INFORMATION. The Executive shall not during the term of this Agreement or at any time thereafter except in the performance of his duties hereunder disclose or reveal to any unauthorized person any confidential information of the Company relating to the Company, its subsidiaries or affiliates (as defined in Section 7(a) above), or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company.

          9. ARBITRATION. In the event of any controversy, claim or dispute arising out of or relating to Section 5 or the breach thereof, such controversy, claim, dispute or failure shall

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be submitted to arbitration in accordance with the rules of the American
Arbitration Association, in Illinois. The decision of the arbitrator(s) shall be final. The costs and expenses of the arbitrator hereunder and the apportionment of the same between the parties hereto shall be determined by the arbitrator(s) in his award or decision. If any party shall fail, neglect or refuse to appear at any hearing appointed by the arbitrator, the arbitrator may act in the absence of such party.

         10. COMPANY'S REMEDIES UPON BREACH. The Executive acknowledges that the Company's remedy at law for a breach by him of the provisions of Sections 7 and 8 hereof will be inadequate. Accordingly, in the event of the breach or threatened breach by the Executive of Sections 7 or 8 hereof, the Company shall be entitled to injunctive relief in addition to any other remedy it may have. If any of the provisions of or covenants contained in Section 7 or 8 or this
Section 10 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of or covenants contained in Sections 7 or 8 or in this Section 10 are held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of Section 7 or 8 or this Section 10 in any other jurisdiction.

         11. INCOME TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
This includes without limitation the right of

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the Company to withhold from the Executive's current cash compensation described in Sections 4(a) and (b) hereof sufficient cash to satisfy any obligation on the part of the Company to withhold taxes as a result of (i) the payment to the Executive of the supplemental funds for the retirement annuity provided in
Section 4(f) and (ii) the establishment and maintenance of the SERP described in
Section 4(g).

         12.   GENERAL PROVISIONS.

          (a) NO ATTACHMENT OR ASSIGNMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          (b) BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

         13.   MODIFICATION AND WAIVER.

          (a) AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

          (b) WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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         14.   NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the address set forth on the signature page of the Agreement in the case of the Executive and, in the case of the Company, to the attention of the Board with a copy to the Secretary of the Company at the principal executive offices of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         15. SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

         16. HEADINGS. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         17. COMPLETE AGREEMENT. This Agreement and the documents referred to herein set forth all the covenants, promises, agreements, conditions and understandings among the parties hereto, and there are no other covenants, promises, agreements, conditions or understandings, whether oral or written, among the parties hereto.

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

          18. GOVERNING LAW. This Agreement has been executed and delivered in the State of Illinois and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed this Agreement, this 31st day of Oct., 1994, effective as of the day and year first written above.

ATTEST:                             NORTHWESTERN STEEL AND WIRE
                                    COMPANY

/s/ Janet Ohmstead                       /s/ William F. Andrews
_________________________           By:  ____________________________________
                                           Chairman Comp Committee 10-31-94
                                    Title: __________________________________


WITNESS:                            EXECUTIVE


/s/ Ellen L. Conner                 /s/ Robert N. Gist
_________________________           _________________________________________
                                    _________________________________________
                                    Executive's Address
                                     5011 Parliament Place
                                     Rockford, IL 61107

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